EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 8, 2024 F&M Bank Corp. OTCQX: FMBM	FOR MORE INFORMATION, CONTACT Lisa F. Campbell | EVP | Chief Financial Officer 540-896-1705 fmbankva.com

F&M BANK CORP. REPORTS THIRD QUARTER 2024 EARNINGS AND QUARTERLY DIVIDEND

Stock price shows strong increase in third quarter 2024 as core earnings remain solid.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / November 8, 2024 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), today reported results for the quarter and nine months ended September 30, 2024.

Net income was $792,000 or $0.23 per share for the quarter ended September 30, 2024, compared to $3.0 million or $0.86 per share for the linked quarter ended June 30, 2024, and compared to $1.0 million or $0.29 per share for the prior year quarter ended September 30, 2023. For the nine months ended September 30, 2024, net income was $5.0 million or $1.44 per share, surpassing net income of $2.3 million, or $0.67 per share, for the same period in 2023.

Net income for both the quarter and nine months ended September 30, 2024, was impacted by two after-tax, one-time expenses—a $152,000 severance expense for a former bank officer and a $582,000 expense related to an external fraud event—totaling $734,000. Exclusive of the one-time expenses incurred during the quarter, core earnings for third quarter and year-to-date 2024 were $1,526,000 and $5,759,000, respectively. Core earnings is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures.”

As of September 30, 2024, the Company had total assets of $1.34 billion, total loans of $830.7 million, and total deposits of $1.22 billion, reflecting growth during third quarter 2024 of $4.4 million in total loans and $33.0 million in total deposits.

The Company’s tangible book value per common share increased from $21.551 on December 31, 2023, to $25.011 on September 30, 2024. Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the footnotes to the table accompanying this release.

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“I am pleased to share F&M’s financial results for third quarter and year-to-date 2024,” said Mike Wilkerson, chief executive officer. “F&M employees continued to focus on executing our strategic plan, providing exceptional customer service, and serving our community through volunteerism. Their efforts once again resulted in increased revenue and interest income, controlled operational expenses, and growth in both deposits and loans while maintaining strong asset quality.

“We remain committed to our number one priority, which is to generate sufficient and sustainable profit. This is being accomplished through effective leadership of each of our business lines, disciplined credit fundamentals, and the remix of our securities portfolio into higher yielding loans and investments.

“During the third quarter, F&M Bank Corp.’s stock price per share increased from $16.15 on June 30, 2024, to $23.40 as of September 30, 2024, an increase of 44.8%. I want to express my appreciation to our shareholders, employees, and customers, as well as the communities we serve, for their support and for recognizing our value as both a community bank for the Shenandoah Valley and as an investment.”

THIRD QUARTER INCOME STATEMENT COMPARISON

Overview

Net income for third quarter 2024 was $792,000 or $0.23 per share, compared to $3.0 million or $0.86 per share for the previous quarter, a decrease of $2.2 million or $0.63 per share. Return on average assets was 0.24% and return on average equity was 3.70% for the three months ended September 30, 2024, both of which are lower than the ratios reported for second quarter 2024. The decline in net income is attributed primarily to a provision for credit losses of $902,000 for the third quarter compared to a recovery of $458,000 recorded in the second quarter which combined to reflect an increase in provision expense of $1.4 million. In addition, we recorded $930,000, in before-tax one-time expenses, comprised of $193,000 in severance expense for a former bank officer and $737,000 in expense related to an external fraud event. The after-tax impact of these two events lowered net income by $734,000.

Noninterest income declined $238,000 from the previous quarter due to lower income from investment services, insurance, and mortgage banking. Noninterest expenses increased by $1.5 million due to the previously mentioned one-time items and higher employee benefits expenses, which included $547,000 in pension distribution gains in the second quarter. Net interest income before provision increased by $294,000 on a linked quarter basis.

Net income for the three months ended September 30, 2024, decreased by $226,000 or $0.06 per share from the $1.0 million or $0.29 per share reported for same quarter in 2023. Return on average assets declined by 0.08% and return on average equity decreased by 2.10%. These results reflect an increase of $513,000 in net interest income, an increase of $283,000 in the provision for credit losses, an increase of $241,000 in noninterest income and an increase of $763,000 in noninterest expenses, due to the severance and fraud loss expenses recorded in 2024.

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Net Interest Income and Net Interest Margin

For third quarter 2024, net interest income totaled $8.5 million, an increase of $294,000 from second quarter 2024, as a $570,000 increase in interest income outpaced a $276,000 increase in interest expense. Net interest margin for the quarter was 2.77%, up five basis points on a linked quarter basis. Higher loan balances and repricing of adjustable-rate loans contributed to a $339,000 increase in loan interest income. Higher balances in federal funds sold and interest bearing overnight cash balances increased interest income on cash and securities. The earning asset yield increased by ten basis points to 5.29% and cost of funds increased by three basis points to 2.54%. Total interest expense increased by $276,000, a combination of a $489,000 increase in interest expense on deposits and a $213,000 decrease in interest expense on short-term debt. The increase in interest expense on deposits resulted from growth in time deposit balances. This was partially offset by the decrease in interest expense on short-term debt as Federal Home Loan Bank (“FHLB”) advances declined from $20.0 million on June 30, 2024, to $15.0 million on September 30, 2024.

Compared to third quarter 2023, net interest margin increased by seven basis points due to growth in the average balances of loans, federal funds sold, and overnight cash. Interest income increased $1.7 million, and the earning asset yield increased by 0.37%. Interest expense grew by $1.2 million, and the cost of funds increased by 0.33% as growth in both the average balances of and rates paid on time deposits was partially offset by a decline in FHLB advances.

Provision for (Recovery of) Credit Losses

During third quarter 2024, the Bank recorded a $902,000 provision for credit losses compared to a $458,000 recovery of credit losses in second quarter 2024 and a $619,000 provision in third quarter 2023.

The current quarter provision was the result of a $7.4 million increase in the balances of pooled loans used in the Bank’s Allowance for Credit Losses on Loans (“ACLL”) model and net charge-offs of $657,000. There were no significant changes in the reserves on individually analyzed loans or the qualitative factors used in the ACLL model during the quarter.

By comparison, the second quarter recovery was due to the release of $608,000 in reserves related to improvement in the collateral value of a $4.2 million individually evaluated loan relationship, net loan charge-offs totaling $179,000, slower loan growth, and an improvement to the experience, depth, and ability of the lending management qualitative factor.

In the third quarter 2023, the provision was driven by net charge-offs of $193,000 and loan growth of $29.3 million.

On September 30, 2024, the ACLL totaled $8.0 million or 0.97% of gross loans outstanding.

Noninterest Income

Noninterest income, which includes gains and losses, totaled $2.7 million for third quarter 2024, a decrease of $238,000 from second quarter 2024. On a linked quarter basis, investment services and insurance income declined by $148,000, mortgage banking income declined by $91,000 and income from ATM and check card fees decreased by $28,000, while service charges on deposit accounts increased by $25,000. The other categories of noninterest income combined to increase noninterest income by $4,000.

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Compared to third quarter 2023, noninterest income increased by $241,000. The increase resulted from increases of $61,000 in service charges on deposit accounts, $105,000 in investment services and insurance income, and $139,000 in mortgage banking income, and a decrease in other operating income of $89,000. Smaller year-over-year changes in other categories combined to increase noninterest income by $25,000.

Noninterest Expenses

Noninterest expenses totaled $9.7 million for third quarter 2024, compared to $8.2 million for second quarter 2024, an increase of $1.5 million. During the third quarter, we recorded $930,000 in before-tax one-time expenses, comprised of $193,000 in severance expense for a former bank officer and a $737,000 expense related to an external fraud event. During second quarter 2024, the Bank recognized $547,000 in gains from lump sum pension distributions, which lowered employee benefits expense by $514,000. Salaries expense increased by $211,000 due to the severance expense and employee benefits expense increased by $659,000 due to the pension related gains in the second quarter. Driven by the fraud loss, other operating expenses increased by $687,000. ATM and check card expenses increased by $73,000, telecommunication and data processing expenses increased by $60,000 and marketing expenses were $35,000 higher than in the prior quarter. There were decreases of $170,000 in legal and professional fees and $33,000 in equipment expenses. Other changes in noninterest expense categories combined to decrease total noninterest expenses by $21,000.

Compared to the same quarter in 2023, noninterest expenses increased $763,000. Salary expense was $154,000 lower than last year as $193,000 in severance expense offset a portion of the cost savings derived from the voluntary early retirement program implemented in fourth quarter 2023. Other operating expenses increased $635,000, primarily due to the previously mentioned fraud loss. There were also increases of $103,000 in employee benefits expense, $182,000 in telecommunications and data processing expense, $43,000 in occupancy expense, $28,000 in equipment expense, $32,000 in FDIC insurance assessment expense and $66,000 in bank franchise tax expense. There were decreases of $68,000 in advertising expenses, $24,000 in legal and professional fees, $53,000 in ATM and check card fees, and $27,000 in director fees expense.

YEAR-TO-DATE INCOME STATEMENT COMPARISON

Overview

Net income for the nine months ended September 30, 2024, was $5.0 million or $1.44 per share, compared to $2.3 million or $0.67 per share for the same period in 2023, an increase of $2.7 million or $0.77 per share. Year-to-date return on average assets was 0.51% and return on average equity was 8.37%, both of which are higher than the ratios reported for the same period in 2023. The improvement in net income is attributed primarily to lower noninterest expenses, which declined by $2.0 million to $26.3 million. Net interest income and noninterest income also improved by $1.2 million and $470,000, respectively. The year-to-date provision for credit losses increased from $1.2 million in 2023 to $1.3 million in 2024.

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Net Interest Income and Net Interest Margin

Year-to-date net interest income totaled $24.8 million, an increase of $1.2 million from the same period in 2023, as a $6.4 million increase in interest income outpaced a $5.1 million increase in interest expense. Net interest margin was 2.74%, up two basis points from the 2.72% reported for the same period in 2023. Higher loan balances and the repricing of adjustable-rate loans contributed to a $5.8 million increase in loan interest income, which represented most of the increase in interest income, and increased earning asset yield by 51 basis points to 5.24%. Cost of funds increased by 50 basis points to 2.51%. Total interest expense increased by $5.1 million, due to growth in both the average balances of and rates paid on time deposits.

Provision for Credit Losses

During the first nine months of 2024, the Bank recorded a $1.3 million provision for credit losses compared to a $1.2 million provision for the same period in 2023. The provision for 2024 was the result of $8.6 million in loan growth and $1.6 million in net charge-offs, which were partially offset by the release of $608,000 in reserves related to improvement in the collateral value of a $2.8 million individually evaluated loan relationship that no longer requires an allowance for credit losses. There were no significant changes in the reserves on individually analyzed loans; there was improvement in the experience, depth and ability of lending management qualitative factor in the second quarter of 2024.

Noninterest Income

Year-to-date noninterest income, which includes gains and losses, totaled $8.1 million in 2024, an increase of $470,000 from the same period in 2023. Several categories of noninterest income increased on a year-over-year basis. Service charges on deposit accounts increased by $126,000, investment services and insurance income increased by $449,000, mortgage banking income increased by $231,000, title insurance income increased by $138,000, ATM and check card fees increased by $43,000, and low-income partnership losses decreased by $27,000. Income on bank owned life insurance declined by $425,000 due to the gains received in 2023, and other operating income decreased by $119,000.

Noninterest Expenses

Noninterest expenses totaled $26.3 million for the first nine months of 2024, compared to $28.3 million for the same period of 2023, a decrease of $2.0 million. Salary expense declined by $1.9 million due to cost savings associated with a voluntary early retirement program implemented in fourth quarter of 2023 and lower severance expenses. Employee benefits expense declined by $815,000 due to a combination of the voluntary early retirement program, $577,000 in gains from lump sum pension distributions, and a refund of $162,000 received in March 2024 due to better than projected group health insurance claims in 2023. There were declines of $299,000 in advertising expenses, $133,000 in ATM and check card fees, and $90,000 in directors’ fees. There were increases of $491,000 in other operating expenses, $233,000 in FDIC insurance expense, $146,000 in telecommunications and data processing expense, and $130,000 in bank franchise tax expense. There were other changes in noninterest expense categories that combined to increase total noninterest expenses by $38,000.

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BALANCE SHEET REVIEW

On September 30, 2024, assets totaled $1.34 billion, an increase of $50.0 million over December 31, 2023. Total loans increased by $9.0 million to $830.7 million, including increases of $9.3 million in residential mortgage loans, $13.8 million in other construction and land development loans, $15.5 million in commercial and industrial loans, $2.7 million in multifamily loans, $1.7 million in loans secured by farmland and $1.6 million in home equity lines of credit. These increases were offset by decreases of $12.0 million in automobile loans, $3.8 million in residential construction loans, $2.3 million in credit card and other consumer loans, $9.8 million in owner occupied commercial real estate loans and $7.7 million in non-owner occupied commercial real estate.

Investment securities increased by $5.5 million due to $18.0 million in bond purchases and an improvement of $11.4 million in unrealized loss on the bond portfolio, that were offset by paydowns on U.S. Agency mortgage-backed securities and expected bond maturities. On September 30, 2024, the unrealized loss was $28.8 million compared to $40.2 million on December 31, 2023.

Total deposits on September 30, 2024, were $1.2 billion, an increase of $85.1 million from the end of 2023, due to growth of $78.5 million in interest bearing deposits, specifically time deposits, and an increase of $6.5 million in noninterest bearing deposits. On September 30, 2024, 10.98% of the Bank’s total deposits were uninsured.

Shareholders’ equity increased by $11.7 million to $90.0 million due to net income of $5.0 million, a decrease in accumulated other comprehensive loss of $9.0 million, $206,000 in shares issued, and $131,000 in stock-based compensation expense. These increases were offset by $2.7 million in dividends paid to shareholders. Tangible book value per common share increased from $21.551 on December 31, 2023, to $25.011 on September 30, 2024. Tangible book value per common share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the footnotes to the table accompanying this release.

LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $228.3 million on September 30, 2024, up from $178.0 million on December 31, 2023.

The Company had access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million on September 30, 2024, and December 31, 2023. The Bank has a secured line of credit with the FHLB with available credit of $150.7 million as of September 30, 2024, and $90.1 million as of December 31, 2023. The FHLB line of credit is secured by a blanket lien on qualifying loans in the residential, commercial, agricultural real estate, and home equity portfolios. The Bank also pledged securities with a collateral value of $204.9 million to the Federal Reserve discount window which may be used for overnight borrowings.

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The Bank is scheduled to receive $70.7 million from bond paydowns and maturities in the fourth quarter of 2024 which can be used to fund future loan growth and for other purposes.

LOAN PORTFOLIO

The Company’s loan portfolio is diversified with its largest segment being residential mortgage loans originated through its subsidiary F&M Mortgage that represent 25.85% of total loans. Total commercial real estate loans, both owner and non-owner occupied, constitute $181.1 million or 21.80% of the loan portfolio. Automobile loans originated by the dealer finance division total $111.0 million and 13.36% of the portfolio. Following is a breakdown of loan portfolio composition as of September 30, 2024, and December 31, 2023 (dollars in thousands):

	September 30, 2024		December 31, 2023
Loan Segment	Balance	Percentage of Total Portolio	Balance	Percentage of Total Portolio
Residential Mortgage Loans (First and Junior Liens)	$214,731	25.85%	$205,463	24.99%
Automobile Loans	110,952	13.36%	122,924	14.95%
Non Owner Occupied Commercial Real Estate	98,527	11.86%	106,180	12.92%
Owner Occupied Commercial Real Estate	82,577	9.94%	92,362	11.23%
Secured by Farmland	83,326	10.03%	81,656	9.93%
Commercial and Industrial (including Agricultural Production)	74,251	8.94%	58,733	7.14%
Home Equity	47,396	5.71%	45,749	5.56%
Other Construction and Land Development Loans	61,568	7.41%	47,748	5.81%
Residential Construction Loans	26,649	3.21%	30,487	3.71%
Credit card and other consumer loans	14,988	1.80%	17,277	2.10%
Multifamily	10,942	1.32%	8,203	1.00%
Other Loans	4,810	0.58%	5,310	0.65%
	$830,717	100.00%	$822,092	100.00%

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total assets were 0.49% on September 30, 2024, compared to 0.50% on December 31, 2023. Net charge-offs as a percentage of average loans were 0.32% for the quarter ended September 30, 2024, up 0.23% for the linked quarter ended June 30, 2024, and up 0.22% from third quarter 2023. Year-to-date net charge-offs for 2024 were 0.27% compared to 0.12% for the first nine months of 2023.

During third quarter 2024, the Bank recorded a $902,000 provision for credit losses compared to a $458,000 recovery of credit losses in second quarter 2024 and a $619,000 provision in third quarter 2023. The current quarter provision of $902,000 was the result of net loan charge-offs of $657,000 and loan growth of $4.4 million.

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During the first nine months of 2024, the Bank recorded a $1.3 million provision for credit losses compared to a provision of $1.2 million in the same period in 2023. The provision for 2024 was the result of $1.6 million in net charge-offs, which were partially offset by the release of $608,000 in reserves related to improvement in the collateral value of an individually evaluated loan relationship that no longer requires an allowance for credit losses.

On September 30, 2024, the ACLL totaled $8.0 million or 0.97% of gross loans outstanding compared to $8.3 million or 1.01% of gross loans outstanding at December 31, 2023.

The reserve for unfunded commitments decreased from $690,000 at December 31, 2023, to $608,000 at September 30, 2024, due to decreases in loan commitments of $12.1 million in commercial and industrial loans and $1.4 million in 1-4 family construction, which were offset by increases of $3.1 million in commitments for farmland and $2.2 million in owner-occupied commercial real estate.

DIVIDEND DECLARATION

On October 23, 2024, our Board of Directors declared a third quarter dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $21.45 per share, this constitutes a 4.85% yield on an annualized basis. The dividend will be paid on November 29, 2024, to shareholders of record as of November 14, 2024.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank) fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns F&M Mortgage, a mortgage lending subsidiary, and VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share and core earnings, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release. Core earnings is calculated by adding the one-time severance and external fraud expenses, net of taxes, to net income.

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FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M Bank Corp.

Summary Consolidated Financial Data (unaudited)

Dollars in Thousands, except for per share data

	Quarter to Date					Year-to-Date
	9/30/2024	6/30/2024	3/31/2024	12/31/2023 (3)	9/30/2023 (3)	9/30/2024	9/30/2023 (3)
Condensed Balance Sheet
Cash and cash equivalents	$60,320	$50,459	$52,486	$23,717	$23,286	$60,320	$23,286
Investment securities	379,690	355,930	369,744	374,209	377,949	379,690	377,949
Loans held for sale	2,332	3,958	1,385	1,119	3,355	2,332	3,355
Gross loans	830,717	826,340	825,872	822,092	803,766	830,717	803,766
Allowance for credit losses	(8,028)	(7,815)	(8,408)	(8,321)	(9,166)	(8,028)	(9,166)
Goodwill	3,082	3,082	3,082	3,082	3,082	3,082	3,082
Other assets	76,482	77,691	72,053	78,698	80,792	76,482	80,792
Total Assets	$1,344,595	$1,309,645	$1,316,214	$1,294,596	$1,283,064	$1,344,595	$1,283,064

Noninterest bearing deposits	$270,783	$270,246	$267,106	$264,254	$276,926	$270,783	$276,926
Interest bearing deposits	947,505	915,011	889,237	868,982	857,605	947,505	857,604
Total Deposits	1,218,288	1,185,257	1,156,343	1,133,236	1,134,531	1,218,288	1,134,530

Short-term debt	15,000	20,000	60,000	60,000	60,000	15,000	60,000
Long-term debt	6,965	6,954	6,943	6,932	6,922	6,965	6,922
Other liabilities	14,348	15,818	15,194	16,105	14,592	14,348	14,592
Total Liabilities	1,254,601	1,228,029	1,238,480	1,216,273	1,216,045	1,254,601	1,216,044
Shareholders' equity	89,994	81,616	77,734	78,323	67,019	89,994	67,020
Total Liabilities and Shareholders' Equity	$1,344,595	$1,309,645	$1,316,214	$1,294,596	$1,283,064	$1,344,595	$1,283,064

Condensed Income Statement
Interest income and fees on loans	$13,833	$13,494	$13,352	$13,061	$12,498	$40,678	$34,869
Interest income and fees on loans held for sale	60	46	18	22	18	123	66
Income on cash and securities	2,397	2,180	2,207	2,074	2,085	6,785	6,281
Total Interest Income	16,290	15,720	15,577	15,157	14,601	47,586	41,216
Interest expense on deposits	7,440	6,951	6,337	6,108	5,804	20,728	15,059
Interest expense on short-term debt	241	454	996	812	701	1,691	2,217
Interest expense on long-term debt	116	116	115	116	116	347	343
Total Interest Expense	7,797	7,521	7,448	7,036	6,621	22,766	17,619
Net Interest Income	8,493	8,199	8,129	8,121	7,980	24,820	23,597
Provision for (recovery of) credit losses	902	(458)	824	(134)	619	1,268	1,159
Noninterest income	2,748	2,986	2,350	2,464	2,507	8,084	7,614
Noninterest expense	9,657	8,156	8,439	10,482	8,894	26,251	28,264
Income tax expense (benefit)	(110)	471	(1)	(220)	(44)	360	(526)
Net Income	$792	$3,016	$1,217	$457	$1,018	$5,025	$2,314

Per Share Data
Earnings per common share - basic	$0.23	$0.86	$0.35	$0.13	$0.29	$1.44	$0.67
Book Value per Share	25.93	23.54	22.11	22.47	19.43	25.93	19.43
Tangible Book Value per Share (1)	25.01	22.62	21.20	21.55	18.50	25.01	18.50

Key Performance Ratios
Return on Average Assets	0.24%	0.93%	0.37%	0.14%	0.32%	0.51%	0.24%
Return on Average Equity	3.70%	15.59%	6.25%	2.49%	5.80%	8.37%	4.29%
Noninterest Income / Average Assets	0.83%	0.92%	0.71%	0.76%	0.78%	0.83%	0.80%
Noninterest Expense / Average Assets	2.91%	2.52%	2.55%	3.23%	2.76%	2.68%	2.95%
Efficiency Ratio (2)	83.96%	71.23%	78.67%	96.79%	82.81%	78.05%	88.41%

Net Interest Margin (4)	2.77%	2.72%	2.64%	2.66%	2.70%	2.74%	2.72%
Earning Asset Yield (4)	5.29%	5.19%	5.07%	4.96%	4.92%	5.24%	4.73%
Cost of Interest Bearing Liabilities (4)	3.25%	3.21%	3.14%	3.00%	2.86%	3.20%	2.63%
Cost of Funds (4)	2.54%	2.51%	2.45%	2.37%	2.21%	2.51%	2.01%
Net Interest Spread (4)	2.75%	2.68%	2.62%	2.59%	2.71%	2.73%	2.72%

Net Charge-offs	$657	$179	$807	$770	$193	$1,643	$703
Net Charge-offs as a % of Avg Loans	0.32%	0.09%	0.39%	0.38%	0.10%	0.27%	0.12%
Non-Performing Loans	$6,578	$7,586	$6,246	$6,469	$3,586	$6,578	$3,586
Non-Performing Loans to Total Assets	0.49%	0.58%	0.47%	0.50%	0.28%	0.49%	0.28%
Non-Performing Assets	$6,578	$7,586	$6,246	$6,524	$3,586	$6,578	$3,586
Non-Performing Assets to Total Assets	0.49%	0.58%	0.47%	0.50%	0.28%	0.49%	0.28%
ACLL as a % of Total Loans	0.97%	0.95%	1.02%	1.01%	1.14%	0.97%	1.14%

Loans to Deposits	68.19%	69.72%	71.42%	72.54%	70.85%	68.19%	70.85%

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangibles from total shareholders' equity and dividing the result by the common shares outstanding. Tangible book value per share is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(2)

The Efficiency Ratio equals noninterest expenses divided by the sum of tax equivalent net interest income and noninterest income. Noninterest income excludes gains (losses) on securities transactions and low-income housing partnership losses. Noninterest expense excludes amortization of intangibles.

(3)

Certain reclassifications have been made in the 2023 financial information to conform to reporting for the 2024. These reclassifications are not considered material and had no impact on prior year's net income, balance sheet or shareholders' equity.

(4)

Net Interest Margin is presented on a fully-taxable equivalent basis where interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

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